FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Investor Relations
+1.630.245.1780
jmcguffin@calamos.com

Calamos Asset Management, Inc. Reports Third Quarter 2011 Results and Declares Dividend

NAPERVILLE, Ill., November 3, 2011 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified global investment firm offering equity, low-volatility equity, fixed income, convertible and alternative strategies, today reported third quarter 2011 results.

Financial Highlights

•
Assets under management were $31.8 billion at September 30, 2011, a 15% decrease from $37.4 billion at the end of the second quarter and down 2% from $32.6 billion at the end of the third quarter of 2010.

•
Beginning this quarter, the firm will also present non-GAAP diluted earnings per share and non-GAAP net income attributable to Calamos Asset Management, Inc. (CAM).1 The objective in adding these financial measures is to provide additional transparency in evaluating the operations of our core asset management business.

•
Diluted earnings per share was $0.22, compared to $0.23 per share a year ago and $0.32 per share last quarter.  Diluted earnings per share decreased from the second quarter of 2011 mostly due to a $1.2 million deferred tax valuation allowance attributable to CAM as noted in the Financial Results.

•	Non-GAAP diluted earnings per share was $0.32, compared to $0.31 per share a year ago and $0.36 per share last quarter.2

•	Revenues for the quarter increased by 10% to $86.5 million from $78.4 million for the third quarter of 2010 and decreased by 7% from $92.9 million in the previous quarter.

•	Operating income was $32.7 million, a 7% increase from $30.6 million in the third quarter of 2010 and a 17% decrease from $39.3 million in the second quarter.

•	Operating margin was 37.8% for the current quarter, down from 39.0% in the third quarter of last year and from 42.3% in the previous quarter.

•
Net income was $40.4 million, a 28% increase from the third quarter of 2010 and a 9% decrease from the previous quarter. Net income attributable to CAM was $4.6 million and non-GAAP net income attributable to CAM was $6.6 million, representing 21.9% ownership interest in the underlying investment management business.

•	The company declared a regular quarterly dividend of 9.5 cents per share payable on November 30, 2011 to shareholders of record on November 16, 2011.

The table below highlights certain GAAP and non-GAAP financial measures:

(in thousands, except earnings per share)
	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

Total revenues	$86,483	$92,924	$78,419
Total operating expenses	53,752	53,576	47,808
Operating income	32,731	39,348	30,611
Operating margin	37.8%	42.3%	39.0%
Net income attributed to CAM	$4,609	$6,693	$4,693
Non-GAAP net income attributed to CAM	6,646	7,409	6,185
Diluted earnings per share	0.22	0.32	0.23
Non-GAAP diluted earnings per share	0.32	0.36	0.31

Management Commentary

“The third quarter 2011 was a highly volatile one for the financial markets and for asset managers overall. Because Calamos has a significant portion of our AUM in equities, the company experienced a reduction in assets under management driven largely by market depreciation. Many of our portfolios were positioned to reflect our belief that there will not be a double-dip recession in the United States. However, the market’s interpretation of economic conditions resulted in downward-trending whipsaw markets this quarter, which had a negative impact on portions of our portfolios,” said John P. Calamos, Sr., chief executive officer and co-chief investment officer.

“We continue to use a risk-managed approach to maintaining the firm’s balance sheet, which we believe is in the best long-term interest of our shareholders and clients. We have maintained our position of financial health. The company’s balance sheet is solid, enhanced by a second quarter reduction in debt and a strong cash position,” said Calamos.

Distribution Efforts

“Calamos Investments continues to focus on expanding our global client base, while maintaining and deepening our current client relationships in the United States. We continued to see positive net flows this quarter into our global growth equity products and from our non-U.S. distribution efforts, while net flows for U.S. mutual funds and institutional separate accounts were negative,” said Calamos.

Investment Performance

“We are pleased with the overall long-term performance of our portfolios and in particular are very satisfied with the favorable relative performance of our global, international and emerging markets portfolios over all time periods.  We feel that these newer strategies offer great business potential for Calamos and we continue to encourage investors to try and look through the current market turbulence and seek to access global opportunities with longer time horizons,” said Calamos.

Investment Performance Highlights:

•	The majority of Calamos mutual funds rank in the upper half of their respective Lipper3 categories for the 1-, 3-, 5-, 10-, 15-year and Since Inception periods as of September 30, 2011.

	Period ended September 30, 2011
	1 Year	3 Years	5 Years	10 Years	15 Years	Since Inception
Percent of Calamos Open-end Mutual Funds in Upper Half of their respective Lipper Category	61.5%	66.7%	55.6%	83.3%	100%	84.6%

•
The Evolving World Growth Fund reached its 3-year anniversary on August 15, 2011, and received a 5-star overall rating out of 314 funds in the Diversified Emerging Markets Category from Morningstar for the 3-year performance period.4 For details see Table E.

For complete investment performance, please visit www.calamos.com.
Assets Under Management and Flows

Assets under management as of September 30, 2011 totaled $31.8 billion, representing a decrease of $5.6 billion, or 15%, during the third quarter.

•	Average assets under management were $35.0 billion during the third quarter of 2011, compared to $31.0 billion for the same period one year ago.

•	Total net outflows for the quarter were $925 million while market depreciation contributed $4.7 billion to the decrease in assets under management.

•	Average assets under management were $36.5 billion during the first nine months of 2011, compared to $31.7 billion for the same period one year ago.

•	The firm’s investment companies had $633 million in net outflows for the quarter and $505 million of net outflows year-to-date.

•	Institutional separate accounts had $247 million of net outflows in the quarter but net inflows for the year of $176 million.

•
In our funds, the global and international strategies continued to see positive flows with $63 million of net inflows for the quarter bringing their year-to-date net inflows to $507 million.  However, redemptions from the Convertible Fund and Growth Fund continued to drive net outflows.

•	UCITS funds generated net inflows of $14 million for the quarter and had $212 million of net inflows for the year.

Financial Results

Quarterly Results

Revenues for the third quarter were $86.5 million, an increase of 10% from $78.4 million during the same period last year. For the three months ended September 30, 2011, operating expenses were $53.8 million, an increase of $5.9 million, or 12%, from the third quarter of 2010.

Investment management fees for the third quarter of 2011 increased by $8.1 million, or 14%, to $65.6 million compared to the same period in the prior year. The increase in investment management fees was principally driven by a 13% increase in average assets under management.  Distribution and underwriting fees decreased slightly, compared to the same period in 2010 as lower contingent deferred sales charges were offset by the increase in asset-based distribution fees.  Distribution fee revenue increased at a slower rate than average assets under management due to the continued shift in the percentage of assets invested in Class I shares from which the company does not earn distribution revenue.

For the third quarter of 2011, compensation expenses of $19.5 million increased by $1.2 million, or 6%, from the same quarter last year, mainly due to an increase in accruals for performance-based incentive compensation and, to a lesser extent, increases in salary and benefits expenses. Distribution expenses were $16.8 million for the quarter, an increase of $866,000, or 5%, due to increased mutual fund assets under management and increasing age of Class C share assets. The company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $438,000, or 20%, compared to the third quarter of 2010 due to the increasing age of Class C share assets. Marketing and sales promotion expenses were $4.3 million for the quarter, compared to $3.3 million in the third quarter of 2010, mainly due to supplemental payments to distribution intermediaries that have increased with the level of assets managed by the company and reimbursements for fund expenses in excess of limits. General and administrative expenses increased by approximately $3.3 million to $11.5 million for the third quarter of 2011 versus the comparable period in the previous year, largely due to professional service fees totaling $1.6 million that were expensed in the period related to the company’s previously announced initiative to review options for creating a greater degree of clarity regarding the firm’s total market capitalization, including certain expenses allocated directly to CAM. In addition, expenses related to the outsourcing of middle office functions contributed to the increase in expense.

Operating Income

Management considers operating income to be a good indicator of company performance, as the figure focuses on the core operations of the firm. Operating income was $32.7 million for the current quarter versus $39.3 million in the previous quarter and $30.6 million in the third quarter of the prior year. Operating margin was 37.8% for the current quarter, down from 42.3% in the second quarter and down from 39.0% in the third quarter of the prior year.  The decline in operating income and operating margin percentage from the prior quarter was almost entirely due to the decline in total revenues, while the amount of total operating expenses remained relatively stable.  The improvement in operating income as compared to the same period in the prior year was due primarily to an increase in total revenue, partially offset by an increase in total operating expenses, while the decline in operating margin between periods was attributable to the larger percentage increase in total operating expenses as compared to the increase in total revenues.

Income Taxes

In the third quarter of 2011, management recorded a valuation allowance of $1.2 million to reserve against a portion of the deferred tax asset that totaled $10.2 million as of September 30, 2011, as there is some uncertainty that CAM will be able to fully utilize its capital loss carryforward. The ultimate realization of this deferred tax asset is dependent upon the generation of sufficient capital gains prior to the expiration of capital loss carryforwards in 2013 and 2014.

Earnings per share

 Diluted earnings per share for the third quarter of 2011 was $0.22 versus $0.32 for the second quarter and $0.23 for the same period a year ago. The decrease in earnings per share from the prior quarter was primarily due to the decline in total revenues and to the deferred tax valuation allowance attributable to CAM, partially offset by a rise in non-operating income, principally reflecting realized gains on the sale of investment securities. The decrease in earnings per share from the third quarter of 2010 was primarily due to a deferred tax valuation allowance attributable to CAM which was partially offset by realized gains on the sale of investments and an increase in operating income. Excluding the deferred tax valuation allowance, the deferred tax amortization on intangible assets, certain professional service fees and our non-operating income, our non-GAAP diluted earnings per share for the quarter was $0.32 compared to $0.36 for the second quarter and $0.31 for the same period a year ago.

Year-to-date Results

Revenues for the first nine months of 2011 were $270.0 million, a 12% increase from $240.0 million in the same period of 2010.  Operating expenses were $160.6 million for the first nine months of the year, an 8% increase from $149.2 million for the same period in 2010.

Investment management fees for the first nine months of 2011 increased by $28.8 million, or 16%, to $203.4 million compared to the same period of last year. The increase in investment management fees was principally driven by a 15% increase in average assets under management.  Distribution and underwriting fees increased by $879,000, or 1%, compared to the same period in 2010 as the asset-based increase in distribution fees was offset by lower contingent deferred sales charges. The differential between the growth in assets and fees is driven by the increase in the percentage of mutual fund assets invested in Class I shares, as noted previously.

For the nine months ended September 30, 2011, compensation expenses of $60.3 million increased by $3.0 million, or 5%, compared to the same period last year, mostly due to increases in accruals for performance-based incentive compensation.  Distribution expenses in the first nine months of the year were $53.3 million, an increase of $4.1 million, or 8%, due to increased mutual fund assets under management and to the increasing age of Class C share assets.  As previously stated, the company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase, after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $2.3 million, or 32%, in the first nine months of the year due to discontinuing Class B share sales in 2009 and the increasing age of Class C share assets. Marketing and sales promotion expenses were $12.4 million for the nine month period, compared to $9.5 million in the first nine months of 2010. Marketing and sales promotion expenses have increased as a result of asset-based supplemental distribution payments, reimbursements for fund expenses in excess of limits, and the ongoing efforts to enhance awareness regarding the company’s brand and investment strategies. General and administrative expenses increased to $29.6 million for the nine month period compared to $26.0 million for the same period in 2010, mostly due to the above mentioned professional service fees related to the company’s initiative to review options for creating a greater degree of clarity regarding total market capitalization, including certain expenses allocated directly to CAM.  In addition, expenses related to the outsourcing of middle office functions were offset partially by a decrease in depreciation expense, contributing to the increase in this expense.

Operating Income

Operating income was $109.4 million for the first nine months of 2011 versus $90.8 million in the first nine months of 2010. For the nine months ended September 30, 2011, operating margin was 40.5% compared to 37.8% for the same period in 2010.  The improvements in operating income and operating margin were both driven by the approximately 12% increase in total revenues, partially offset by the 8% increase in operating expenses.

Earnings Per Share

Diluted earnings per share for the first nine months of 2011 was $0.77 versus $0.70 for the same period in 2010, while non-GAAP diluted earnings per share was $1.03 versus $0.90 for the same periods.

Non-Operating Results

Non-operating income, net of non-controlling interest in partnerships, was $12.6 million during the third quarter of 2011 as presented in Table B, compared to $3.6 million in the same period of 2010. For the nine months ended September 30, 2011, non-operating income, net of non-controlling interest in partnerships, was $18.3 million compared to $15.1 million in the same period in the prior year.

Liquidity

The company’s financial condition remains strong with a high degree of liquidity. The corporate investment portfolio was approximately $414.3 million as of September 30, 2011 and was principally comprised of investments in products that the company manages. This portfolio consists primarily of diversified investments in the company’s family of funds and cash equivalents and is used to provide seed capital for the development of new products. To reduce downside risk and price volatility of the total portfolio value, the company continues to use exchange traded option contracts as an economic hedge.

Corporate Investment Portfolio Returns

For the three and nine months ended September 30, 2011, the net gains and losses on the company’s investment portfolio as presented in Table C were a loss of $38.8 million in the third quarter and a $28.2 million loss year-to-date, representing investment returns of (11.0)% and (7.9)%, respectively. Certain investment securities require differing financial accounting treatments; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, only unrealized gains and losses from investment securities owned by the company’s broker-dealer and from the company’s derivatives positions are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter, investment gains of $14.0 million as presented in both Table B and Table C increased earnings, while the component of the company’s portfolio that directly impacts equity generated net unrealized losses of $52.8 million. The company continues to realize gains from a trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.

Investor Conference Call

Management will hold an investor conference call at 4 p.m. Central Time on Thursday, November 3, 2011. To access the live call and view management’s presentation, visit the Investor Relations section of our website at Calamos.com/Investors. Alternatively, participants may listen to the live call by dialing 800.481.9591 in the U.S. or Canada (719.325.2401 internationally), then entering conference ID #4288964. A replay of the call will be available until the end of the day on November 10, 2011 by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #4288964. The webcast also will be available on the Investor Relations section of our website at Calamos.com/Investors for at least 90 days following the date of the call.

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a globally diversified investment firm offering equity, convertible, low-volatility equity, fixed income and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed-end funds as well as UCITS for non-U.S. investors, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit Calamos.com.

Performance data quoted represents past performance, which is no guarantee of future results. Current performance may be lower or higher than the performance quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.

Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money. A fund’s performance may be affected by risks that include those associated with non-diversification, non-investment grade debt securities, high-yield/high-risk securities, undervalued or overlooked companies, investments in specific industries or countries and potential conflicts of interest. Additional risks to funds may include those associated with investing in foreign securities, emerging markets, initial public offerings, derivatives, short sales and companies with relatively small market capitalizations.

Before investing carefully consider the fund's investment objectives, risks, charges and expenses. Please see the prospectus containing this and other information or call 800.582.6959. Read it carefully.

Funds distributed by Calamos Financial Services LLC.

The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The Morningstar Rating may differ among share classes of a mutual fund as a result of different sales loads and/or expense structures. It may be based, in part, on the performance of a predecessor fund. Morningstar does not rank funds with less than a three-year performance history.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Information" in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

1 Non-GAAP items have not been prepared in accordance with generally accepted accounting principles (GAAP), but are presented to provide a more complete perspective on our core operating results and to facilitate comparisons from period to period.

2 See Table A for a more detailed description of our non-GAAP financial measures, how they may be useful to management and investors in evaluating our business, how they may differ from non-GAAP financial measures disclosed by other companies, and a reconciliation of such adjusted measures to the most related GAAP financial measures.

3 Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative. For each fund, rankings are for Class A shares for the period ended September 30, 2011, and will differ for other share classes. All references to Lipper ratings and rankings are based on total return for each respective fund’s Class A shares at NAV for the period ended September 30, 2011.
     Source: Lipper provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

4 All references to Morningstar ratings and rankings are based on total return for each respective fund’s Class A shares at NAV for the period ending September 30, 2011. Performance data quoted represents past performance, which is no guarantee of future results. Current performance may be lower or higher than the performance quoted. Complete performance data for the Calamos Evolving World Growth Fund can be found in Table E.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Investment management fees	$65,646	$ 57,572	$203,390	$174,609
Distribution and underwriting fees	20,041	20,118	64,096	63,217
Other	796	729	2,469	2,189
Total revenues	86,483	78,419	269,955	240,015
Expenses:
Employee compensation and benefits	19,458	18,287	60,299	57,294
Distribution expenses	16,797	15,931	53,306	49,175
Amortization of deferred sales commissions	1,760	2,198	4,958	7,240
Marketing and sales promotion	4,285	3,264	12,415	9,483
General and administrative	11,452	8,128	29,583	26,039
Total operating expenses	53,752	47,808	160,561	149,231
Operating income	32,731	30,611	109,394	90,784
Non-operating income	12,610	3,615	18,258	15,188
Income before income tax provision	45,341	34,226	127,652	105,972
Income tax provision	4,938	2,598	11,895	8,840
Net income	40,403	31,628	115,757	97,132
Net income attributable to non-controlling interest in Calamos Investments LLC	(35,794)	(26,883)	(99,818)	(82,895)
Net income attributable to non-controlling interest in partnerships	-	(52)	(5)	(63)
Net income attributable to CAM	$4,609	$ 4,693	$15,934	$14,174

Earnings per share
Basic	$0.23	$0.24	$0.79	$0.71
Diluted	$0.22	$0.23	$0.77	$0.70

Weighted average shares outstanding
Basic	20,126,628	19,894,637	20,095,973	19,869,974
Diluted	20,636,776	20,143,747	20,578,804	20,153,369

Supplemental Information:
Non-GAAP net income attributable to CAM	$6,646	$6,185	$21,148	$18,059
Non-GAAP diluted earnings per share	$0.32	$0.31	$1.03	$0.90

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Investment Companies
Beginning assets under management	$28,468	$23,142	$27,352	$24,480
Net redemptions	(633)	(141)	(505)	(301)
Market appreciation (depreciation)	(3,522)	2,175	(2,534)	997
Ending assets under management	24,313	25,176	24,313	25,176
Average assets under management	26,739	23,997	27,964	24,239
Separate Accounts
Beginning assets under management	8,884	6,771	8,062	8,234
Net purchases (redemptions)	(292)	(258)	105	(1,356)
Market appreciation (depreciation)	(1,128)	875	(703)	510
Ending assets under management	7,464	7,388	7,464	7,388
Average assets under management	8,301	6,998	8,509	7,440
Total Assets Under Management
Beginning assets under management	37,352	29,913	35,414	32,714
Net redemptions	(925)	(399)	(400)	(1,657)
Market appreciation (depreciation)	(4,650)	3,050	(3,237)	1,507
Ending assets under management	31,777	32,564	31,777	32,564
Average assets under management	$35,040	$30,995	$36,473	$31,679

	At September 30,		Change
	2011	2010	Amount	Percent
Investment Companies
Open-end mutual funds	$19,257	$20,088	$(831)	(4%)
Closed-end funds	5,056	5,088	(32)	(1)
Total investment companies	24,313	25,176	(863)	(3)
Separate Accounts
Institutional accounts	5,274	5,110	164	3
Managed accounts	2,190	2,278	(88)	(4)
Total separate accounts	7,464	7,388	76	1
Ending assets under management	$31,777	$32,564	$(787)	(2%)

	At September 30,		Change
	2011	2010	Amount	Percent
Assets by Strategy
Equity	$11,168	$11,459	$ (291)	(3%)
Low-volatility Equity	6,689	6,408	281	4
Convertible	6,086	6,929	(843)	(12)
Enhanced Fixed Income	2,924	2,860	64	2
Total Return	2,132	2,228	(96)	(4)
Alternative	2,268	2,063	205	10
High Yield	290	380	(90)	(24)
Fixed Income	220	237	(17)	(7)
Ending assets under management	$31,777	$32,564	$(787)	(2%)

Table A
Calamos Asset Management, Inc.
 Reconciliation of GAAP to Non-GAAP Diluted Earnings per share
(in thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net income attributable to CAM (GAAP)	$4,609	$6,693	$4,693	$15,934	$14,174
Exclude:
Deferred tax amortization on intangible assets	1,979	1,979	1,979	5,936	5,936
Deferred tax valuation allowance	1,200	-	-	1,200	-
Certain professional service fees, net of taxes	595	-	-	595	-
Non-operating income, net of taxes	(1,737)	(1,263)	(487)	(2,517)	(2,051)
Non-GAAP net income attributable to CAM	$6,646	$7,409	$6,185	$21,148	$18,059

Diluted - Weighted average shares outstanding	20,636,776	20,614,941	20,143,747	20,578, 804	20,153,369

Diluted earnings per share (GAAP)	$0.22	$0.32	$0.23	$0.77	$0.70
Non-GAAP diluted earnings per share	$0.32	$0.36	$0.31	$1.03	$0.90

Table A – Notes
Calamos Asset Management, Inc.
 Notes to Reconciliation of GAAP to Non-GAAP

The company provides investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share.  These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures are adjusted to exclude certain expenses, charges, gains and losses.  The company believes these exclusions are appropriate to enhance an overall understanding of past financial performance and also the firm’s prospects for the future, as well as to facilitate comparisons with historical earnings results.  These adjustments to the company’s GAAP results are made with the intent of providing investors a more complete understanding of the firm’s underlying earnings results and trends and marketplace performance.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing our business.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.  Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in Table A.

Non-GAAP net income attributable to CAM is calculated by adjusting for the following:

(i) the exclusion of the amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii) the exclusion of the deferred tax valuation adjustment;

(iii) the exclusion of certain professional service fees, net of taxes; and

(iv) the exclusion of CAM’s non-operating income (loss), net of taxes

Non-GAAP diluted earnings per share is calculated by dividing  (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of approximately $2.0 million in future income taxes owed by the company through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of the company’s common stock. The company believes that excluding this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see the company performance net of certain non-cash items. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it currently only impacts the current period and may fluctuate in future periods. Certain professional service fees, that were expensed in the current period related to the company’s review of options for creating a greater degree of clarity regarding the firm’s market capitalization, and non-operating expenses are excluded from the above non-GAAP items as they can distort comparisons between periods. As noted above, the company believes that measures excluding these items are useful in analyzing operating trends and allowing for more comparability between periods, which may be useful to investors.

The company believes that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of the firm’s core business activities excluding expenses that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to the company's net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Table B
Calamos Asset Management, Inc.
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Interest income	$93	$98	$215	$306
Interest expense	(1,521)	(1,950)	(5,147)	(5,850)
Net interest expense	(1,428)	(1,852)	(4,932)	(5,544)

Investment income	13,996	5,399	23,045	20,348
Miscellaneous other income	42	68	145	384
Investment and other income	14,038	5,467	23,190	20,732
Non-operating income	12,610	3,615	18,258	15,188

Net income attributable to non-controlling interest in partnerships	-	(52)	(5)	(63)

Non-operating income, net of non-controlling interest in partnerships	$12,610	$3,563	$18,253	$15,125

Table C
Calamos Asset Management, Inc.
Summary of Corporate Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Returns reflected in earnings:
Investment income	$13,996	$5,399	$23,045	$20,348
Net income attributable to non-controlling interest in partnership investments	-	(52)	(5)	(63)

Returns reflected in equity:
Net unrealized gain (loss) reported in equity, inclusive of non-controlling interest	(52,763)	20,352	(51,232)	(1,155)
Total investment portfolio returns	$(38,767)	$25,699	$(28,192)	$19,130
Average investment securities owned	$351,661	$320,779	$357,209	$290,020
Total corporate investment portfolio returns	(11.0)%	8.0%	(7.9)%	6.6%

Table D
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Income tax provision	$4,938	$2,598	$11,895	$8,840
Income tax (provision) benefit attributable to non-controlling interest in Calamos Investments LLC	(160)	144	(432)	(396)
Income tax provision attributable to CAM	4,778	2,742	11,463	8,444
Net income attributable to CAM	4,609	4,693	15,934	14,174
Income before taxes attributable to CAM	$9,387	$7,435	$27,397	$22,618
CAM’s effective income tax rate5	50.9%	36.9%	41.8%	37.3%

Table E
Morningstar Rating and Class A Shares Average Annual Total Returns
versus the respective benchmark as of September 30, 2011 6, 7 and 8

FUND NAME	Overall Morningstar Rating	Total # Funds in Category	1-Year NAV	3-Year NAV	5-Year NAV	10-Year NAV	SI NAV	A SHARE INCEPT. DATE
Evolving World Growth MSCI Emerging Markets Index	5 stars	314	-5.67	10.05	-	-	4.92	8/15/08
			-15.89	6.59	-	-	-0.50

6) The Calamos Evolving World Growth Fund’s Class A shares received 5 stars for 3 years, out of 314 Diversified Emerging Markets funds for the period ended 9/30/11.

Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative. For each fund, rankings are for Class A Shares for the period ending September 30, 2011, and will differ for other share classes.

The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The Morningstar Rating may differ among share classes of a mutual fund as a result of different sales loads and/or expense structures. It may be based, in part, on the performance of a predecessor fund. Morningstar does not rank funds with less than a three-year performance history.

Percentile ranking is a standardized ranking. The first (best) observation with the largest numerical value, in terms of net-of-fee performance is ranked one; and the observation with the smallest numerical value is ranked 100. The rest of the observations are ranked an equal distance from each other in order of their numerical values, from largest to smallest. The percentile rank is calculated by dividing the absolute rank within a peer group.

7) Average annual total return measures net investment income and capital gain or loss from portfolio investments as an annualized average assuming reinvestment of dividends and capital gains distributions. Load-adjusted returns are adjusted for the maximum front-end sales load of 4.75% for Class A shares.

The Fund’s gross expense ratio as of the prospectus dated 3/1/2011 was  Evolving World Growth A 1.68%.

The Fund’s investment adviser has contractually agreed to reimburse Fund expenses through June 30, 2013 to the extent necessary so that Total Annual Fund Operating Expenses (excluding taxes, interest, short interest, short dividend expenses, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, if any) of Class A, Class B and Class C are limited to 1.15%, 1.90% and 1.90% of average net assets respectively for the Calamos Value and Blue Chip Fund; 1.50%, 2.25% and 2.25% of average net assets respectively for the Calamos Discovery Growth Fund; 1.40%, 2.15% and 2.15% of average net assets respectively for the Calamos International Growth and Global Equity Fund; and 0.90%, 1.65% and 1.65% of average net assets respectively for the Calamos Total Return Bond Fund.

The Fund’s investment adviser has contractually agreed to reimburse Fund expenses through June 30, 2013 to the extent necessary so that Total Annual Fund Operating Expenses (excluding taxes, interest, short interest, short dividend expenses, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, if any) of Class I and Class R are limited to 0.90% and 1.40% of average net assets respectively for the Calamos Value and Blue Chip Fund; 1.25% and 1.75% of average net assets respectively for the Calamos Discovery Growth Fund; 1.15% and 1.65% of average net assets respectively for the Calamos International Growth and Global Equity Fund; and 0.65% and 1.15% of average net assets respectively for the Calamos Total Return Bond Fund.

All funds are not available at all firms. Before investing, carefully consider the Fund’s investment objectives, risks, charges and expenses. Contact 800.582.6959 for a prospectus containing this and other information. Read it carefully.

8) MSCI Emerging Markets Index- The MSCI Emerging Markets Index is a free float adjusted market capitalization index. It includes market indexes of Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

# # #

5 Income tax provision includes a valuation allowance of $1.2 million recorded in the third quarter.  Excluding this allowance, CAM’s effective income tax rate would be 38.1% for the third quarter and 37.5% for the nine months ended September 30, 2011.